Exhibit 99.1

TILT Holdings Reports Results of 2023 Annual General Meeting of Shareholders

PHOENIX, June 7, 2023—TILT Holdings Inc. (“TILT” or the “Company”) (NEO: TILT) (OTCQX: TLLTF), a global provider of cannabis business solutions that include inhalation technologies, cultivation, manufacturing, processing, brand development and retail, today announces the results of the 2023 annual general meeting of shareholders of TILT (the “Shareholders”) held virtually on Tuesday, June 6, 2023 (the “Meeting”).

The Company put forward the following proposals to be voted on by the Shareholders at the Meeting, all of which were approved: (i) to set the number of directors to be elected at the Meeting at five; (ii) to elect five directors of the Company to hold office until their successors are elected at the next annual general meeting of the Company; and (iii) to re-appoint Macias Gini & O’Connell LLP (“MGO”) as the auditors for the Company for the ensuing year and to authorize the board of directors of the Company (the “Board”) to fix MGO’s remuneration.

Size of the Board:

The size of the Board was set at five directors.

Election of Directors:

Each of the directors elected at the Meeting, John Barravecchia, Tim Conder, Adam Draizin, George Odden, and D’Angela Simms will hold office until the next annual general meeting of the Company or until his or her earlier resignation or removal.

Re-Appointment of Auditors and Authorization of Auditors’ Remuneration:

MGO was re-appointed as auditors of the Company for the ensuing year and the Board is authorized to fix MGO’s remuneration.

On June 7, 2023, the Company filed a report of voting results on all proposals voted on at the Meeting on SEDAR at www.sedar.com.

About TILT

TILT helps cannabis businesses build brands. Through a portfolio of companies providing technology, hardware, cultivation and production, TILT services brands and cannabis retailers in regulated markets across 39 states in the U.S., as well as Canada, Israel, South America and the European Union. TILT’s core businesses include Jupiter Research LLC, a wholly-owned subsidiary and leader in the vaporization segment focused on hardware design, research, development and manufacturing; and cannabis operations, Commonwealth Alternative Care, Inc. in Massachusetts, Standard Farms LLC in Pennsylvania, Standard Farms Ohio, LLC in Ohio, and its partnership with the Shinnecock Indian Nation in New York. TILT is headquartered in Phoenix, Arizona. For more information, visit www.tiltholdings.com.

Company Contact:

Lynn Ricci, VP of Investor Relations & Corporate Communications
TILT Holdings Inc.
lricci@tiltholdings.com

Investor Relations Contact:

Sean Mansouri, CFA
Elevate IR
TILT@elevate-ir.com
720.330.2829

Media Contact:

Leland Radovanovic
Trailblaze
TILT@trailblaze.com